Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan, 2019 Incentive Award Plan, and 2019 Employee Stock Purchase Plan of Phathom Pharmaceuticals, Inc. of our report dated July 26, 2019 (except for the last paragraph of Note 8, as to which the date is October 15, 2019), with respect to the combined financial statements of Phathom Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-234020), filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Diego, California
October 28, 2019